Exhibit 3.1

Bylaw Amendment on Majority Voting for the Election of Directors

SECTION 6.   Voting at Stockholders’ Meetings:   The board of directors shall determine the voting power of any cumulative preference stock in accordance with article IV of the certificate of incorporation.

(a)      Election of Directors.   Except as set forth below in this paragraph (a), election of directors at all meetings of the stockholders at which directors are to be elected shall be by ballot and, subject to the rights of the holders of any class or series of stock to elect directors separately, each director shall be elected by a majority of the votes cast with respect to the director by stockholders entitled to vote and present in person or represented by proxy. For purposes of this by-law, a majority of the votes cast means that the number of shares voted “for” a director must exceed 50% of the votes cast “for” and “against” that director, excluding abstentions. Notwithstanding the foregoing, if as of the tenth day prior to the date that the corporation first mails out its notice of meeting, the number of nominees standing for election at any meeting of the stockholders exceeds the number of directors to be elected, the directors shall be elected by a plurality of the votes cast at the meeting. If a director is not elected, the director shall promptly tender his or her resignation to the chairman of the board following certification of the vote. The corporate governance committee shall make a recommendation to the board of directors on whether to accept or reject the resignation, or whether other action should be taken. The board of directors shall act on the committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election results. The director who tenders his or her resignation shall not participate in the board’s decision.

(b)      Other Matters.   At all meetings of stockholders, all other questions, except as otherwise provided by law or the certificate of incorporation, shall be determined by a majority of the votes cast by stockholders entitled to vote and present in person or represented by proxy.

(c)      Vote Tabulation.   Votes may be cast by any stockholder entitled to vote in person or by his proxy appointed by an instrument in writing, subscribed by such stockholder or by his attorney thereunto authorized, or by proxy sent by cable, telegram or by any means of electronic communication permitted by law, which results in a writing from such stockholder or by his attorney, and delivered to the secretary of the meeting. No proxy shall be voted after three (3) years from its date, unless said proxy provides for a longer period. In determining the number of votes cast for or against a proposal or nominee, shares abstaining from voting on a matter (including elections) will not be treated as a vote cast. A non-vote by a broker will be counted for purposes of determining a quorum but not for purposes of determining the number of votes cast.